FOR IMMEDIATE RELEASE	NEWS
May 7, 2020	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports First Quarter 2020 Financial and Operating Results

MIDLAND, Texas May 7, 2020 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three months ended March 31, 2020.

First Quarter 2020 Highlights

•Rental revenue for the first quarter of 2020 of $16.1 million, an increase of 5% sequentially and 20% when compared to the first quarter of 2019.
•Net income for the first quarter of 2020 of $4.1 million ($0.30 per diluted share), which included a $4.9 million income tax benefit due to recent tax law changes.
•Adjusted EBITDA for the first quarter of 2020 was $5.8 million, an increase of 11% over the fourth quarter of 2019 and in line with first quarter of 2019. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•The Company has a robust cash position, strong liquidity and low capital requirements.
◦Cash of $13.1 million and minimal debt ($0.4 million) at the end of the first quarter.
◦Expect to receive $15 million in federal income tax refunds due to recent tax law changes.
◦Minimal capital expenditures of $5-$7 million anticipated for the remainder of 2020.

Additional Discussion of the Quarter

Revenue: Total revenue for the three months ended March 31, 2020 remained relatively flat at $17.9 million compared $18.0 million for the three months ended in March 31, 2019. This outcome was due to higher rental revenue (20% increase) during the first quarter of 2020 due to a greater number of large horsepower units being rented offset by lower sales revenue (65% decrease) primarily due to reduced compressor sales. Total revenue decreased 9% to $17.9 million in the first quarter of 2020 compared to $19.7 million in the fourth quarter of 2019 primarily due to a 63% decrease in sales revenue that was partially offset by a 5% increase in rental revenue.

Gross Margins: Total gross margins decreased 14% to $2.0 million for the three months ended March 31, 2020 compared to $2.4 million for the same period in 2019. Total adjusted gross margin, exclusive of depreciation, for the three months ended March 31, 2020, increased $0.2 million to $8.1 million from $7.9 million for the same period ended March 31, 2019. This improvement was attributable to increased rental revenue, which has higher margins than sales revenue, partially offset by lower sales revenue and lower sales margins. Sequentially, total gross margin remained flat at $2.0 million. Excluding depreciation, total adjusted gross margin increased to $8.1 million during the first quarter of 2020 compared to $7.9 million during the fourth quarter of 2019. The sequential increase was due to an increase in rental revenue and lower bad debt allowance offset by lower sales revenue and lower sales margins during the first quarter of 2020 compared to the fourth quarter of 2019. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating (Loss) Income: Operating loss increased to $273,000 for the three months ended March 31, 2020 compared to an operating loss of $145,000 for the three months ended March 31, 2019. This increased operating loss was mainly due to lower sales revenue and higher depreciation expense attributable to our new larger horsepower compressors. These factors were mostly offset by higher rental revenues, slightly higher adjusted gross margins, and lower selling, general and administrative ("SG&A") expenses due mostly to a net unrealized gain on deferred compensation. Sequentially, operating loss decreased to a loss of $273,000 for the three months ended March 31, 2020 from an operating loss of $1.3 million for the three months ended December 31, 2019. In the fourth quarter of 2019, NGS recorded an inventory write-off of $408,000. Excluding the inventory write-off, adjusted operating loss for the fourth quarter of 2019 was $881,000. This $0.6 million decrease in sequential adjusted operating loss is primarily due to higher rental revenue, lower bad debt allowance, and lower SG&A expenses partially offset by lower sales revenue and lower sales margins during the first quarter of 2020 compared to the fourth quarter of 2019. Please see discussions of Non-GAAP Financial Measures - Adjusted Operating Loss and Adjusted Net Loss, below.

Net (Loss) Income: The Company generated net income of $4.1 million for the three months ended March 31, 2020 compared to net income of $98,000 for the same period in 2019. Excluding a $4.9 million income tax benefit related to a recent tax law change, adjusted net loss for first quarter of 2020 was $0.8 million. This $0.9 million decrease to an adjusted net loss is due to lower sales revenue, lower sales margins, higher depreciation expense, an unrealized loss on company-owned life insurance, and deferred income tax expense related to vesting of restricted stock partially offset by higher rental revenues, lower cost of revenues, and lower SG&A expenses during the first quarter of 2020 compared to the first quarter of 2019. Sequentially, NGS generated net income of $4.1 million in the first quarter of 2020 compared to a reported net loss of $1.7 million in the fourth quarter of 2019. Excluding an inventory write-off of $408,000, adjusted net loss for fourth quarter of 2019 was $1.4 million. The $0.6 million decrease in adjusted net loss between sequential quarters is primarily due to higher rental revenue, lower bad debt allowance, and lower SG&A expenses partially offset by lower sales revenue, lower sales margins, an unrealized loss on company-owned life insurance and deferred income tax expense during the first quarter of 2020 compared to the fourth quarter of 2019. Please see discussions of Non-GAAP Financial Measures - Adjusted Operating Loss and Adjusted Net Loss, below.

Earnings per share: For the first quarter of 2020, the Company reported earnings per diluted share of 30 cents compared to earnings per diluted share of 1 cent in the first quarter of 2019. On an adjusted basis, the Company reported a loss per diluted share of 6 cents for the first quarter of 2020. Sequentially, the Company reported earnings per diluted share of 30 cents in the first quarter of 2020 compared by a loss per diluted share of 13 cents in the fourth quarter of 2019. On an adjusted basis, the Company reported a loss per diluted share of 6 cents for the first quarter of 2020 compared a loss per diluted share of 11 cents in the fourth quarter of 2019. Please see discussions of Non-GAAP Financial Measures - Adjusted Operating Loss and Adjusted Net Loss, below.

Adjusted EBITDA: Adjusted EBITDA increased slightly to $5.8 million from $5.7 million for the three months ended March 31, 2020 compared to the same period in 2019. Adjusted EBITDA increased to $5.8 million for the three months ended March 31, 2020 compared to $5.2 million in the previous quarter due higher rental revenues, much lower bad debt allowance and a lower SG&A expenses partially offset by lower sales revenue and lower sales margins. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At March 31, 2020, cash and cash equivalents were approximately $13.1 million, while working capital was $51.2 million and total debt was $417,000. Cash flow from operating activities was $8.3 million, while cash flow used in investing activities was $6.7 million through March 31, 2020. Our cash flow used in investing activities included $5.8 million in rental equipment capital expenditures.

Paycheck Protection Program loan and repayment: As previously announced, on April 10, 2020, the Company entered into a promissory note (the “Loan”) in the amount of $4.6 million through the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration. The Loan was made for the purpose of securing funding for salaries and wages of employees that may have otherwise been displaced by the outbreak of COVID-19 and the resulting detrimental impact on the Company’s business. JPMorgan Chase Bank, N.A. (the “Lender”) processed and funded the Loan.

After the Loan was funded, the U.S. Treasury Department and other federal officials responsible for administering the PPP advised that public companies that applied for and received PPP loans may be subject to increased scrutiny and potential liability if it is determined that such companies had access to alternative sources of capital. While the Company believes it was justified in seeking the Loan and the funds received were earmarked for the purposes set forth in the PPP regulations, the Company voluntarily repaid the Loan, with accrued interest, to the Lender on May 4, 2020.

Commenting on First Quarter 2020 results, Stephen C. Taylor, President and CEO, said:
“Given the challenges in our industry and the overall economy, we are pleased with our operational performance in the first quarter of 2020. Our rental revenue increased 5% sequentially and 20% when compared to the first quarter of 2019, which was driven by increased rentals of our large horsepower units. Our unit and horsepower utilization remained solid, and we generated adjusted EBITDA of $5.8 million, an increase of 11% over the fourth quarter of 2019. Operating cash flow for the quarter was $8.3 million.

"The impact of COVID-19 and the resulting evisceration of oil demand continues to cloud our visibility for short-term business prospects. In April, as expected, we experienced an increase in unit returns and shut-in notices from customers. We anticipate and are prepared for additional volatility in our business over the course of the next several months. Nevertheless, unlike many other oilfield service companies, NGS has the balance sheet to withstand this environment. With $13.1 million in cash on hand, minimal debt and an expected $15 million in cash from tax refunds, we have adequate liquidity and are well positioned to thrive when a more normal industry and economic environment returns.”

Selected data: The tables below show, for the three months ended March 31, 2020 and 2019, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended March 31,
	2020		2019
	(in thousands)
Rental	$16,100	90%	$13,387	74%
Sales	1,450	8%	4,125	23%
Service & Maintenance	340	2%	479	3%
Total	$17,890		$17,991

	Gross Margin
	Three months ended March 31,
	2020		2019
	(in thousands)
Rental	$2,197	14%	1,706	13%
Sales	(361)	(25)%	359	9%
Service & Maintenance	207	61%	324	68%
Total	$2,043	11%	$2,389	13%

	Adjusted Gross Margin (1)
	Three months ended March 31,
	2020		2019
	(in thousands)
Rental	$8,203	51%	$7,167	54%
Sales	(289)	(20)%	426	10%
Service & Maintenance	215	63%	332	69%
Total	$8,129	45%	$7,925	44%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended March 31,
	(in thousands)
	2020	2019
Total revenue	$17,890	$17,991
Costs of revenue, exclusive of depreciation	(9,761)	(10,066)
Depreciation allocable to costs of revenue	(6,086)	(5,536)
Gross margin	2,043	2,389
Depreciation allocable to costs of revenue	6,086	5,536
Adjusted Gross Margin	$8,129	$7,925

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended March 31,
	(in thousands)
	2020	2019
Net income	$4,082	$98
Interest expense	3	4
Income tax expense (benefit)	(4,543)	58
Depreciation and amortization	6,240	5,577
Adjusted EBITDA	$5,782	$5,737

Non GAAP Financial Measures - Adjusted Operating Loss and Adjusted Net Loss: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating loss or adjusted net loss, below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted operating loss and adjusted net loss exclude an increase in inventory allowance in the fourth quarter of 2019, while adjusted net loss in the first quarter of 2020 excludes an income tax benefit related to a recent tax law change.

The reconciliation of operating loss to adjusted operating loss for the three months ended December 31, 2019 is as follows:

Three months ended December 31, 2019
(in thousands)
Reported operating loss	$(1,289)
Inventory allowance	408
Adjusted operating loss	$(881)

The reconciliation of net income to adjusted net loss for the three months ended March 31, 2020 is as follows:

	Three months ended March 31, 2020
	(in thousands)	per diluted share (1)
Reported net income	$4,082	$0.30
Income tax benefit related to recent tax law change	(4,890)	(0.36)
Adjusted net loss	$(808)	$(0.06)

Note:
(1) For the three months ended March 31, 2020, options to purchase 182,839 weighted average shares of common stock with exercise prices ranging from $14.89 to $33.36 were not included in the computation of reported earnings per diluted share due to their antidilutive effect. In addition, restricted stock and stock options were not included in the computation of adjusted loss per diluted share due to their antidilutive effect.

The reconciliation of net loss to adjusted net loss for the three months ended December 31, 2019 is as follows:

	Three months ended December 31, 2019
	(in thousands)	per diluted share(1)
Reported net loss	$(1,710)	$(0.13)
Inventory allowance	408	0.03
Income tax adjustment related to the exclusion of these non-cash charges	(97)	(0.01)
Adjusted net loss	$(1,399)	$(0.11)

Note:
(1) For the three months ended December 31, 2019 restricted stock and stock options were not included in the computation of reported and adjusted diluted loss per share due to their antidilutive effect.

Conference Call Details:

Teleconference: Thursday, May 7, 2020 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2020.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$13,051	$11,592
Trade accounts receivable, net of allowance for doubtful accounts of $939 and $918, respectively	10,519	9,106
Inventory	19,424	21,080
Federal income tax receivable	14,992	—
Prepaid income taxes	68	40
Prepaid expenses and other	225	597
Total current assets	58,279	42,415
Long-term inventory, net of allowance for obsolescence of $37 and $24, respectively	1,108	1,068
Rental equipment, net of accumulated depreciation of $167,998 and $162,348, respectively	217,846	217,742
Property and equipment, net of accumulated depreciation of $12,682 and $12,847, respectively	22,236	21,869
Right of use assets - operating leases, net of accumulated amortization of $208 and $158, respectively	559	604
Intangibles, net of accumulated amortization of $1,914 and $1,883, respectively	1,245	1,276
Other assets	1,396	1,603
Total assets	$302,669	$286,577
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,255	$1,975
Accrued liabilities	3,020	2,287
Line of credit	417	417
Current operating leases	187	189
Deferred income	1,190	640
Total current liabilities	7,069	5,508
Deferred income tax liability	41,683	31,243
Long-term operating leases	372	415
Other long-term liabilities	1,416	1,718
Total liabilities	50,540	38,884
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,273 and 13,178 shares issued, respectively	133	132
Additional paid-in capital	110,926	110,573
Retained earnings	141,560	137,478
Treasury Shares, at cost, 38 shares	(490)	(490)
Total stockholders' equity	252,129	247,693
Total liabilities and stockholders' equity	$302,669	$286,577

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2020	2019
Revenue:
Rental income	$16,100	$13,387
Sales	1,450	4,125
Service and maintenance income	340	479
Total revenue	17,890	17,991
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	7,897	6,220
Cost of sales, exclusive of depreciation stated separately below	1,739	3,699
Cost of service and maintenance, exclusive of depreciation stated separately below	125	147
Selling, general and administrative expenses	2,162	2,493
Depreciation and amortization	6,240	5,577
Total operating costs and expenses	18,163	18,136
Operating loss	(273)	(145)
Other income (expense):
Interest expense	(3)	(4)
Other (expense) income, net	(185)	305
Total other (expense) income, net	(188)	301
(Loss) income before provision for income taxes	(461)	156
Income tax benefit (expense)	4,543	(58)
Net income	$4,082	$98
Earnings per share:
Basic	$0.31	$0.01
Diluted	$0.30	$0.01
Weighted average shares outstanding:
Basic	13,157	13,064
Diluted	13,416	13,268

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,082	$98
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,240	5,577
Deferred income taxes	337	68
Stock-based compensation	502	495
Bad debt allowance	21	10
Gain on sale of assets	(68)	(22)
Loss (gain) on company owned life insurance	262	(99)
Changes in operating assets and liabilities:
Trade accounts receivables	(1,434)	(3,089)
Inventory	1,616	(3,986)
Federal income tax receivable	(14,992)	—
Prepaid expenses and prepaid income taxes	344	149
Accounts payable and accrued liabilities	1,013	(3,074)
Deferred income	550	52
Deferred tax liability increase due to tax law change	10,103	—
Other	(301)	75
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	8,275	(3,746)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment and property and equipment	(6,679)	(9,230)
Purchase of company owned life insurance	(54)	(40)
Proceeds from sale of property and equipment	68	11
Proceeds from insurance claims of property and equipment	—	11
NET CASH USED IN INVESTING ACTIVITIES	(6,665)	(9,248)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments from other long-term liabilities, net	(2)	(5)
Proceeds from exercise of stock options	—	555
Taxes paid related to net share settlement of equity awards	(149)	(192)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(151)	358
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,459	(12,636)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,592	52,628
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,051	$39,992
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3	$4
Income taxes paid	$40	$2
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$—	$574
Right of use acquired through an operating lease	$4	$126